Exhibit 5.1

Shutts & Bowen LLP 200 South Biscayne Boulevard Suite 4100 Miami, FL 33131 DIRECT (305) 358-6300 FAX (305) 3581-9982

May 29, 2025

Duos Technologies Group, Inc.

7660 Centurion Parkway, Suite 100

Jacksonville, Florida 32256

Ladies and Gentlemen:

We have acted as counsel to Duos Technologies Group, Inc., a Florida corporation (the “Company”), in connection with the At-the-Market Issuance Sales Agreement, dated as of May 17, 2024, as amended by the First Amendment to At-The-Market Issuance Sales Agreement, dated as of April 14, 2025 and the Second Amendment to At-The-Market Issuance Sales Agreement, dated as of May 27, 2025 (as so amended, the “Sales Agreement”), by and between the Company and Ascendiant Capital Markets, LLC (the “Agent”), pursuant to which the Company may offer and sell through or to the Agent up to $10,500,000 of shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3 (File No. 333-272603) filed on June 12, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 1 thereto, filed with the Commission on June 20, 2023 (the “Registration Statement”), which was declared effective on June 21 2023, the prospectus contained therein and the prospectus supplement filed with the Commission on April 14, 2025 and the supplement to prospectus supplement filed with the Commission on May 27, 2025 (the “Prospectus Supplement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Sales Agreement; (iii) the prospectus, dated June 21, 2023 (the “Base Prospectus”), which forms part of the Registration Statement; (iv) the Prospectus Supplement; (v) the Amended and Restated Articles of Incorporation of the Company, as amended, as currently in effect; (vi) the Amended and Restated By-Laws of the Company, as amended, as currently in effect; and (vii) certain resolutions and minutes of meetings of the Board of Directors of the Company and the Pricing Committee thereof, relating to the Registration Statement (including the Base Prospectus), the Prospectus Supplement, the Shares, the Sales Agreement and the transactions contemplated thereby. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We have also assumed that (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of Shares pursuant to the Sales Agreement to provide for such issuance; (ii) prior to the issuance of any of the Shares pursuant to the Sales Agreement, any authority delegated by the Board of Directors to the Pricing Committee will be exercised in accordance with the Board resolutions, including setting the maximum number of Shares that may be issued pursuant to the Sales Agreement, a time period during which such Shares may be issued and a minimum amount of consideration for which such Shares may be issued; and (iii) the Company shall remain at all times a corporation duly incorporated and validly existing and with an active status under the laws of the State of Florida.

Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, sold and paid for as described in the Registration Statement and the Prospectus Supplement and pursuant to the Sales Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Florida and the federal laws of the United States of America, as in effect on the date hereof.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Form 8-K being filed in connection with the entry into the Second Amendment to At-The-Market Issuance Sales Agreement and to any and all references to our firm in the Prospectus Supplement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Shutts & Bowen LLP